CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 18, 2003 relating to the 2002 and 2001 financial statements of Speedemissions, Inc. (accounting and reporting successor to SKTF Enterprises, Inc.) included in the First Amended Form 8-K/A as filed with the Securities and Exchange Commission on October 3, 2003.

/s/ Bennett Thrasher PC

Bennett Thrasher PC

Atlanta, Georgia
December 15, 2003